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                                                                    EXHIBIT 4.5

                 AMENDMENT TO 1997 EMPLOYEE SHARE PURCHASE PLAN

WHEREAS, the Santa Fe International Corporation 1997 Employee Share Purchase Plan (hereinafter "Plan") was established by Santa Fe International Corporation (hereinafter "Company") effective June 13, 1997; and

WHEREAS, the Plan permits employees of the Company and participating subsidiaries to acquire Ordinary Shares of the Company upon favorable terms and conditions as set forth in the Plan and as authorized by Section 423(b) of the Internal Revenue Code; and

WHEREAS, the Plan, as approved by the Company's Board of Directors and shareholders, authorized 572,500 Ordinary Shares of the Company to be made available for purchase by participants under the terms of the Plan; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has determined that, in order to provide for continuation of the Plan it is necessary to increase the number of Ordinary Shares of the Company authorized to be issued thereunder from 572,500 to 1,145,000 Ordinary Shares (hereafter "Authorized Shares"); and

WHEREAS, the Board of Directors of the Company has approved an increase in Authorized Shares as recommended by the Compensation Committee, subject to approval by the shareholders of the Company and subject to consent of SFIC Holdings (Cayman), Inc. (hereinafter "Holdings") under the Intercompany Agreement between the Company, Holdings and the Kuwait Petroleum Corporation dated June 9, 1997; and

WHEREAS, Holdings has consented to the aforesaid increase in Authorized Shares; and

WHEREAS, the Shareholders have approved this Amendment to the Plan.

NOW THEREFORE,

The 1997 EMPLOYEE SHARE PURCHASE PLAN of Santa Fe International Corporation, which was adopted effective June 13, 1997, hereby is amended as follows:

The number of Ordinary Shares authorized to be issued to participants in the Plan in accordance with the terms of the Plan in general, and under Section 3 in particular, is increased from 572,500 Ordinary Shares to 1,145,000 Ordinary Shares, effective May 16, 2001.

Dated: May 15, 2001


By: /s/ Cary A. Moomjian, Jr.
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    Santa Fe International Corporation